EXHIBIT 99.2

Annual CEO Certification
(Rule 5.3(m))

As the Chief Executive Officer of	Caterpillar Inc.

(Name of the Company)

and as required by Rule 5.3(m) of PCX Equities, Inc. ("PCXE"), I hereby certify that as of the date hereof I am not aware of any violation by the Company of PCXE's Corporate Governance listing standards, other than has been disclosed to PCXE pursuant to Rule 5.3(m) and described on Exhibit C to the Company's Rule 5.3(k)(5)(D) Annual Written Affirmation.

By:	/s/James W. Owens

Printed Name:	James W. Owens
Title:	Chairman and Chief Executive Officer
Date:	October 26, 2005